Exhibit 5

OPINION OF BRUNSON CHANDLER & JONES, PLLC

January 3, 2014

To: Board of Directors of The Strip Development, Inc.

RE:  Form S-1 (the “Registration Statement”)

Ladies and Gentlemen:

We have been requested to provide an opinion pursuant to the laws of the State of Utah and the organizational documents of The Strip Development, Inc. (“the Company”) concerning the organization of the Company and the validity and authorization of the 10,000,000 shares of common stock to be registered as part of an offer for sale by the Company (the “Offering”) of The Strip Development, $0.001 par value (the “Shares”), on the terms and conditions set forth in the Registration Statement.

Accordingly, we have examined original copies, certified or otherwise identified to our satisfaction, of such documents and corporate records, and have examined such laws or regulations, as we have deemed necessary or appropriate for the purposes of the opinions hereinafter set forth.

Based on the foregoing, we are of the opinion that:

1. The Strip Development, Inc. is a corporation duly organized and validly existing under the laws of the State of Utah.

2. The Offering Shares covered by the Registration Statement to be sold pursuant to the terms of the Registration Statement, when issued upon receipt by the Company of the agreed upon consideration therefore, will be duly authorized and, upon the sale thereof, will be duly authorized validly issued, fully paid and non-assessable.

We hereby consent to be named in the aforesaid Registration Statement under the caption, “Interest of Named Experts” and the filing of this opinion as an Exhibit to the Registration Statement.

Sincerely,

/s/Brunson Chandler & Jones, PLLC
Brunson Chandler & Jones, PLLC